EXHIBIT 24

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities indicated.

/s/ Pengfei Liu
Dated: March 2, 2011	Pengfei Liu, Chief Executive Officer, Secretary & Director
(Principal executive officer)

/s/ Marco Hon Wai Ku
Dated: March 2, 2011	Marco Hon Wai Ku, Chief Financial Officer (Principal financial officer and principal accounting officer)

/s/ Weipeng Liu
Dated: March 2, 2011	Weipeng Liu, Director

/s/ Xiaochuan Li
Dated: March 2, 2011	Xiaochuan Li, Independent Director

/s/ Changhu Xue
Dated: March 2, 2011	Changhu Xue, Independent Director

/s/ Honkau Wan
Dated: March 2, 2011	Honkau Wan, Independent Director